Exhibit 99.2
Levi Strauss & Co. Fourth Quarter & Fiscal Year 2006 Presented by: Hans Ploos van Amstel Chief Financial Officer February 13, 2007 This presentation should be read in conjunction with Levi Strauss & Co.'s report on Form 10-K for the fiscal year ended November 26, 2006.

LS&CO. Q4/FY 2006 - Overview Key Highlights Net revenue up 4% in Q4. Fiscal-year net revenues stable (-1% due to currency). Net income up strongly in Q4 and FY. 1

Key Highlights Q4 operating income up strongly. Continued strong gross and operating margins. SG&A reflects investments in retail and systems, continued cost discipline, and lower advertising expense. LS&CO. Q4/FY 2006 - Income Statement Overview 2

Key Highlights North America net revenues increase in Q4 and fiscal year. Growth for U.S. Levi's(r) and Dockers(r) brands. Europe revenue trend improves substantially in Q4, strong margins continue. Asia delivers net revenue growth for Q4 and fiscal year. LS&CO. Q4/FY 2006 - Regional Overview 3

Key Highlights Operating activities: Strong operating income, reduced taxes, working capital improvements, and lower restructuring and interest. Investing activities: IT systems and retail network. Financing activities: Debt reduction. LS&CO. FY 2006 - Cash Flow Overview 4

LS&CO. Q4/FY 2006 - Key Conclusions Another solid year. Net revenue growth in Q4. Continued strong operating margin. Reduced debt and improved working capital. Well positioned for 2007. 5